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                                                                     Exhibit 3.5

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 01:00 PM 07/09/1998
                                                          981266552 - 2398062

                                 CERTIFICATE OF
                                AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           U.S.I. HOLDINGS CORPORATION

     U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies as follows:

     FIRST: The name of the Corporation is U.S.I HOLDINGS CORPORATION (the "Corporation").

     SECOND: This amendment amends (i) Section (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation by changing the number of authorized shares of preferred stock, voting common stock and the aggregate number of shares of capital stock which the Corporation has authority to issue and (ii) Section (a) of Article V of the Amended and Restated Certificate of Incorporation of the Corporation by establishing the manner for fixing the number of directors of the Corporation.

     THIRD: Section (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated as follows:

     The aggregate number of shares of capital stock, which the Corporation has authority to issue, from time to time, is 160,000,000 shares, consisting of:

     70,000,000 shares of preferred stock, par value $0.01 per share, (the "Preferred Stock");

     80,000,000 shares of voting common stock, par value $0.01 per share (the "Common Stock");

     10,000,000 shares of non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"):

     FOURTH: Section (a) of Article V of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated as follows:

     (a) Number. The number of directors shall initially be fixed at 15 and
         ------
     thereafter shall be fixed from time to time by no less than four-fifths of the number of directors constituting the entire Board of Directors at such time, until such time as the Corporation consummates a sale of its Common Stock in a Public Offering as defined in this section (a) of this Article Vl, and thereafter the number of directors shall be fixed by a majority of the Board of Directors. No reduction in the number of directors fixed by the Board of Directors below the number then in

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     office shall be effective until the next election of directors or until the earlier resignation or removal of a director so that the number of directors then in office does not exceed the number so fixed. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by the number of directors so provided for or fixed pursuant to said provisions, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total and authorized number of directors of the Corporation shall be reduced accordingly. For purposes of this Section (a) of this Article VI, Public Offering means an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $7.50 per share (adjusted to reflect stock dividends, stock splits and reclassifications, subsequent to the date on which the Certificate of Designations for the Series R Preferred Stock is filed with the Secretary of State of the State of Delaware) and aggregate proceeds of at least the lesser of (i) $75,000,000 or (ii) $50,000,000 in the event that (aa) the underwriter(s) advises the Corporation that the market would accept a public offering in the amount of $75,000,000, or greater and (bb) the Corporation requires proceeds at that time of less than $75,000,000 and no security holder of the Corporation having piggyback registration rights desires at that time to sell such securities in a secondary offering so as to increase the size of the offering to $75,000,000.

     FIFTH: This Amendment to Certificate of incorporation has been duly adopted by the Board of Directors and Shareholders of the Corporation in accordance with the provisions of Section 242 of the GCL.

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     IN WITNESS WHEREOF, U.S.I. HOLDINGS CORPORATION, has caused this certificate to be executed by BERNARD H. MIZEL and JAY SCARBOROUGH, being the Chief Executive Office and Secretary, respectively, of the Corporation this 9th day of July, 1998.


                                                    /s/ Bernard H. Mizel
                                                    ----------------------------
                                                    Chief Executive Officer

ATTEST:


/s/ Jay Scarborough
-------------------
Secretary